DISTRIBUTION AGREEMENT

                                      * * *

           This Distribution Agreement made this __ day of ____________, 199_, by and between Pruco Life Insurance Company, an Arizona corporation ("Company"), on its own behalf and on behalf of Pruco Life Flexible Premium Variable Annuity Account ("Account") used to fund individual annuity contracts and Prudential Investment Management Services LLC, a Delaware limited liability company ("Distributor").

                                   WITNESSETH:

           WHEREAS, Company has established and maintains the Account, which is a separate investment account, pursuant to the laws of the State of Arizona for the purpose of selling variable annuity contracts ("Contracts"), to commence after the effectiveness of the Registration Statement relating thereto filed with the Securities and Exchange Commission on Forms S-1 and N-4 pursuant to the Securities Act of 1933, as amended (the "1933 Act") and the Investment Company Act of 1940 ("Investment Company Act"); and

           WHEREAS, the Account is registered as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"); and

           WHEREAS, Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "Exchange Act") and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and

           WHEREAS, Company and the Distributor wish to enter into an agreement to have the Distributor act as Company's principal underwriter for the sale of the Contracts through the Account.

           NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged hereby, the parties agree as follows:

           1.  APPOINTMENT OF THE DISTRIBUTOR

           Company agrees that during the term of this Agreement it will take all action required to cause the Contracts to comply as an insurance product and a registered security with all applicable federal and state laws and regulations. Company appoints Distributor and Distributor agrees to act as the principal underwriter for the sale of Contracts to the public, during the term of this Agreement, in each state and other jurisdictions in which such Contracts may lawfully be sold. Distributor shall offer Contracts for sale and distribution at premium rates set by Company. Applications for Contracts shall be solicited only by representatives duly and appropriately licensed or otherwise qualified for the sale of such Contracts in each state or other jurisdiction. Company shall undertake to appoint Distributor's qualified representatives as life insurance agents of Company. Completed applications for Contracts shall be transmitted directly to Company for acceptance or rejection in accordance with underwriting rules established by Company. Initial


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premium payments under the Contracts shall be made by check payable to Company and shall be held at all times by Distributor or its representatives in a fiduciary capacity and remitted promptly to Company. Anything in this Agreement to the contrary notwithstanding, Company retains the ultimate right to control the sale of Contracts and to appoint and discharge life insurance agents of Company. Distributor shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement.

           2.  SALES AGREEMENTS

           Distributor is hereby authorized to enter into separate written agreements, on such terms and conditions as Distributor may determine not inconsistent with the terms of this Agreement, with one or more organizations which agree to participate in the distribution of Contracts. Such organizations (hereafter "Brokers" or "Broker") shall be both registered as a broker/dealer under the Exchange Act and a member in good standing of the NASD. Broker and its agents or representatives soliciting applications for Contracts shall be duly and appropriately licensed, registered, or otherwise qualified for the sale of such Contracts (and the riders and other policies offered in connection therewith) under the insurance laws and any applicable blue-sky laws of each state or other jurisdiction in which Company is licensed to sell the Contracts.

           Distributor shall have the responsibility for ensuring that Broker supervises its representatives. Broker shall assume any legal responsibilities of Company for the acts, commissions or defalcations of such representatives insofar as they relate to the sale of the Contracts. Applications for Contracts solicited by such Broker through its agents or representatives shall be transmitted directly to Company, and if received by Distributor, shall be forwarded to Company. All premium payments under the Contracts shall be made by check to Company and, if received by Distributor, shall be held at all times in a fiduciary capacity and remitted promptly to Company.

           3.  LIFE INSURANCE LICENSING

           Company shall be responsible for insuring that Brokers are duly qualified, under the insurance laws of the applicable jurisdictions, to sell the Contracts.

           4.  SUITABILITY

           Company wishes to ensure that Contracts sold by Distributor will be issued to purchasers for whom the Contract will be suitable. Distributor shall take reasonable steps to ensure that the various representatives appointed by it shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant. While not limited to the following, a determination of suitability shall be based on information furnished to representatives after reasonable inquiry of such applicant concerning the applicant's insurance and investment objectives, financial situation and needs, and the likelihood that the applicant will continue to make the premium payments contemplated by the Contracts.

           5.  PROMOTION MATERIALS

           Company shall have the responsibility for furnishing to Distributor and its representatives sales promotion materials and individual sales proposals related to the sale of Contracts. Distributor shall not use any such materials that have not been approved by Company. Distributor shall be responsible for obtaining NASD review of all promotional materials.


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           6.  COMPENSATION

           Company shall arrange for the payment of commissions directly to those registered representatives of Distributor who are entitled thereto in connection with the sale of the Contracts on behalf of Distributor, in the amounts and on such terms and conditions as Company and Distributor shall determine; provided that such terms, conditions, and commissions shall be as set forth in, or as are not inconsistent with, the Prospectus included as part of the Registration Statement for the Contracts and effective under the 1933 Act.

           Company shall arrange for the payment of commissions directly to those Brokers who sell Contracts under agreements entered into pursuant to paragraph 2 hereof, in amounts as may be agreed to by the Company and specified in such written agreements.

           Company shall reimburse Distributor for the costs and expenses incurred by Distributor in furnishing or obtaining the services, materials and supplies required by the terms of this Agreement in the initial sales efforts and the continuing obligations hereunder.

           7.  RECORDS

           Distributor shall be responsible for maintaining records of representatives licensed, registered, and otherwise qualified to sell Contracts. Distributor shall maintain such other records as are required of it by applicable laws and regulations. The books, accounts, and records of Company, the Account, and Distributor shall be maintained so as to clearly and accurately disclose the nature and details of the transactions. All records maintained by Distributor in connection with this Agreement shall be the property of Company and shall be returned to Company upon termination of this Agreement, free from any claims or retention of rights by Distributor. Distributor shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information only if Company has authorized such disclosure or if such disclosure is expressly required by applicable federal or state regulatory authorities.

           8.  INVESTIGATION AND PROCEEDING

           (a) Distributor and Company agree to cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with Contracts distributed under this Agreement. Distributor and Company further agree to cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to Company, Distributor, their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with Contracts distributed under this Agreement. Distributor shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under this Agreement which such authorities may request in order to ascertain whether Company's operations are being conducted in a manner consistent with any applicable law or regulations.

           (b) In the case of a substantive customer complaint, Distributor and Company will cooperate in investigating such complaint and any response to such complaint will be sent to the other party to this Agreement for approval not less than FIVE (5) BUSINESS DAYS prior to its being


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sent to the customer or regulatory authority, except that if more prompt response is required, the proposed response shall be communicated by telephone or telegraph.

           9.  TERMINATION

           This Agreement may be terminated at any time by either party on SIXTY
(60) DAYS prior written notice to the other party, without payment of penalty. In the event that the Agreement is assigned, however, it shall terminate automatically. Upon termination of this Agreement, all authorizations, rights, and obligations shall cease except the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Contracts in effect at times of termination, and the agreements contained in paragraph 8 hereof.

10.        ASSIGNMENTS AND TRANSFERS

           No transfer or assignment shall be effective without the prior written consent of both the Company and the Distributor, except with respect to transfers pursuant to Rule 2a-6 under the Investment Company Act. All agreements that result from any assignment or transfer affecting Arizona are subject to the approval of the Arizona Department of Insurance. Additional regulatory approvals may also be required.

           11.  REGULATION

           This Agreement shall be subject to the provisions of the 1940 Act and the Exchange Act and the rules, regulations, and rulings thereunder and of the applicable rules and regulations of the NASD, from time to time in effect, and the terms hereof shall be interpreted and construed in accordance therewith.

           12.  SEVERABILITY

           Should any provision of this Agreement be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

           13. WARRANTIES

           Each party to this Agreement warrants to the other party as follows:

           (a) it has full power and authority to execute and deliver this Agreement and to perform and observe the provisions herein;

           (b) the execution, delivery, and performance of this Agreement have been authorized by all necessary corporate actions and do not and will not contravene any requirement of law or any contractual restrictions or agreement binding on or affecting such party or its assets; and

           (c) this Agreement has been duly and properly executed and delivered by such party and constitutes a legal, valid, and binding obligation of such party enforceable with its terms.


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           14.  APPLICABLE LAW

           This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Arizona.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PRUCO LIFE INSURANCE COMPANY

By:__________________________________
Name:________________________________
Title:_______________________________

PRUDENTIAL INVESTMENT MANAGEMENT
SERVICES LLC

By:__________________________________
Name:________________________________
Title:_______________________________



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